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                                                                    EXHIBIT 12.2

                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 South Flower Street
                         Los Angeles, California  90071


                               _____________, 1998



Nicholas-Applegate Mutual Funds
600 West Broadway
San Diego, California  92101


     Re:  Reorganization of Nicholas-Applegate Mutual Funds:
          Government A, B, C, Qualified Portfolios/Fully Discretionary Fixed Income Institutional Portfolio
          ------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as counsel for Nicholas-Applegate Mutual Funds, a Delaware business trust (the "Trust"), with respect to certain Federal income tax matters in connection with the reorganization by and between the Government Income A, B, C and Qualified Portfolios of the Trust (each a "Government Income Portfolio" and, collectively, the "Government Income Portfolios") and the Fully Discretionary Fixed Income Institutional Portfolio of the Trust (the "Fully Discretionary Portfolio"), pursuant to the Agreement and Plan of Reorganization dated _________, 199__, by and among the Trust on behalf of the Government Income Portfolios and on behalf of the Fully Discretionary Portfolio (the "Reorganization Agreement"). This opinion adopts the applicable defined terms therein.

     This opinion also addresses certain Federal income tax consequences of the distribution of the assets (the "Partnership Distribution") of certain series of the Nicholas-Applegate Investment Trust (the "Master Trust") to the Trust (and the portfolios therein). Within the Master Trust there are several portfolio series in which the Government Income Portfolios and Fully Discretionary Portfolio invest, each with a different investment focus (collectively, the "Master Funds"). This opinion is rendered in connection with the distribution described in that certain resolution of the Board of Trustees of the Master Trust dated November 14, 1997 (the "Resolution").

     This letter and the opinions expressed herein are for delivery to the Government Income Portfolios and the Fully Discretionary Portfolio and may be relied upon only by the Government Income Portfolios and the Fully Discretionary Portfolio and by the shareholders of the Government Income Portfolios and the Fully Discretionary Portfolio. This opinion also may be disclosed by the Government Income Portfolios, the Fully Discretionary Portfolio or
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any such shareholder in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting the Government Income Portfolios, the Fully Discretionary Portfolio or such shareholder or in connection with any judicial proceeding relating to the Federal, state or local tax liability of the Government Income Portfolios, the Fully Discretionary Portfolio or any such shareholder.

          For purposes of this opinion we have assumed the truth and accuracy of the following facts:

          The Trust and the Master Trust were each organized under the laws of the State of Delaware on December 18, 1992, and each is validly existing and in good standing under the laws of that State. The Trust and the Master Trust are each duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company.

          Each of the Government Income Portfolios and the Fully Discretionary Portfolio is a series of the Trust duly established under the law of the State of Delaware and is validly existing under the laws of that State. Each of the Government Income Portfolios and the Fully Discretionary Portfolio currently has only one class of shares of beneficial interest ("shares"), which is widely held. Each of the Government Income Portfolios' shares and the Fully Discretionary Portfolio's shares sold have been sold pursuant to an effective Registration Statement of the Trust filed under the Securities Act of 1933, as amended (the "1933 Act"), except for any shares sold pursuant to an applicable exemption thereunder. Each of the Government Income Portfolios and the Fully Discretionary Portfolio has an authorized capital of an unlimited number of shares, and each outstanding share of each of the Government Income Portfolios and the Fully Discretionary Portfolio is fully paid, non-assessable, fully transferable and has full voting rights.

          For valid business purposes, the following transaction will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement and the Resolution:

          (a) On the date of the closing (the "Closing Date"), the Master Trust will distribute all of the assets of the Master Funds to the corresponding Government Income Portfolios and the Fully Discretionary Portfolio of the Trust (the "Partnership Distribution").

          (b) On the Closing Date, the Trust will cause the Government Income Portfolios to transfer substantially all of their assets, including all assets received from the corresponding Master Fund of the Master Trust, to the Fully Discretionary Portfolio, and the Fully Discretionary Portfolio will assume all of the liabilities of the Government Income Portfolios.
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In exchange therefor, the Trust will cause the Fully Discretionary Portfolio to deliver to each such Government Income Portfolio a number of the Fully Discretionary Portfolio's Class A, B, C, or Q shares, as applicable, which is equal to an amount as determined by Section 2.1 of the Reorganization Agreement.

          (c) The Trust will liquidate each Government Income Portfolio and will distribute all of the Fully Discretionary Portfolio shares to the shareholders of such Government Income Portfolio in proportion to their respective interests in the Government Income Portfolio.

          (d) The Government Income Portfolios will wind up and dissolve as soon as practicable thereafter.

          In rendering the opinions stated below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

          (1)  The Reorganization Agreement.

          (2) The Proxy Statement, included as part of the Trust's Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on December __, 1997.

          (3) The current Prospectuses and Statements of Additional Information of the Trust, dated ________, 1998.

          (4) The Amended and Restated Declaration of Trust of the Trust, dated December 17, 1992, as amended.

          (5) The Resolution of the Board of Trustees of the Master Trust dated November 14, 1997.

          (6) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

          For purposes of rendering the opinions stated below, we have in addition relied upon the following representations by the Trust on behalf of the Government Income Portfolios and/or the Fully Discretionary Portfolio, as applicable:

          (A) The aggregate fair market value of the shares of the Fully Discretionary Portfolio received by the shareholders of the Government Income Portfolios will be
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approximately equal to the aggregate fair market value of the Government Income
Portfolios' assets surrendered in the exchange. The shareholders of the Government Income Portfolios will receive no consideration other than the Fully Discretionary Portfolio shares in exchange for their Government Income Portfolios shares.

          (B) To the best of the knowledge of the management of the Trust, the Government Income Portfolios, and the Fully Discretionary Portfolio, there is no plan or intention on the part of any shareholder of any Government Income Portfolio to sell, exchange, or otherwise dispose of a number of Fully Discretionary Portfolio shares received in the transaction that would reduce any Government Income Portfolio shareholders' ownership of corresponding Fully Discretionary Portfolio shares to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding shares of that particular Government Income Portfolio as of the same date. For purposes of this representation, shares of a Government Income Portfolio exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of the Fully Discretionary Portfolio, have been treated as outstanding shares of the Government Income Portfolio on the date of the transaction. Further, in making this representation, the Trust and the Government Income Portfolios have considered both shares of the Government Income Portfolios and shares of the Fully Discretionary Portfolio that were sold, redeemed, or otherwise disposed of by the shareholders of the Government Income Portfolios (except for shares which were required to be redeemed by the Government Income Portfolios in the ordinary course of their respective businesses as series of an investment company).

          (C) The Fully Discretionary Portfolio will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by each of the Government Income Portfolios immediately prior to the transaction. For purposes of this representation, amounts used by the Government Income Portfolios to pay their reorganization expenses, amounts paid by the Government Income Portfolios to shareholders who receive cash or other property, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Government Income Portfolios' business as a management investment company) made by the Government Income Portfolios immediately preceding the transfer have been included as assets of the Government Income Portfolios held immediately prior to the transaction.

          (D) The Fully Discretionary Portfolio has no plan or intention to reacquire any of its shares issued in the transaction, except in the normal course of redemptions by its shareholders.

          (E) The Fully Discretionary Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the Government Income Portfolios acquired in the transaction,
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except for dispositions made in the ordinary course of its business as  a series of an investment company.

          (F) In pursuance of the plan of reorganization, the Government Income Portfolios will distribute as soon as practicable the shares of the Fully Discretionary Portfolio they receive in the transaction.

          (G) The liabilities of each Government Income Portfolio assumed by the Fully Discretionary Portfolio and the liabilities to which the transferred assets of such Government Income Portfolio are subject (i) were incurred by the Government Income Portfolio in the ordinary course of its business, and (ii) do not exceed the tax basis of the assets transferred to the Fully Discretionary Portfolio.

          (H) The Government Income Portfolios have continued their historic business enterprise in a substantially unchanged manner and have not disposed of and/or acquired assets in order to satisfy the investment objectives of the Fully Discretionary Portfolio.

          (I) Following the transaction, the Fully Discretionary Portfolio will continue the historic business of the Government Income Portfolios or use a significant portion of the Government Income Portfolios' historic business assets in a business.

          (J) The Government Income Portfolios, the Fully Discretionary Portfolio and the shareholders of the Government Income Portfolios will pay their respective expenses, if any, incurred in connection with the transaction. The Fully Discretionary Portfolio will pay or assume only those expenses of the Government Income Portfolios that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

          (K) There is no indebtedness existing between the Government Income Portfolios and the Fully Discretionary Portfolio that was issued, acquired, or will be settled at a discount.

          (L) The Government Income Portfolios and the Fully Discretionary Portfolio have been at all times prior to the Closing Date, and will be at the Closing Date, regulated investment companies as defined in Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

          (M) The Fully Discretionary Portfolio does not own, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of the Government Income Portfolios.
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          (N)  The fair market value of the assets of the Government Income
Portfolios transferred to the Fully Discretionary Portfolio will equal or exceed the sum of the liabilities assumed by the Fully Discretionary Portfolio plus the amount of liabilities, if any, to which the transferred assets are subject.

          (O) The Government Income Portfolios are not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a Federal or state court.

          For purposes of rendering the opinions stated below, we have in addition relied upon the following representations by the Master Trust:

          (A) Each of the Master Funds is classified as a partnership and not as an association taxable as a corporation for Federal income tax purposes.

          (B) At the time of the Partnership Distribution, the Master Funds will have no liabilities (within the meaning of Section 752 of the Code).

          (C) The tax basis of each Government Income Portfolio and the Fully Discretionary Portfolio in the corresponding Master Fund is greater than the amount of cash that will be received in the Partnership Distribution.

          (D) The Master Funds are "investment partnerships" within the meaning of Code Section 731(c)(3)(C)(i).

          (E) Each Government Income Portfolio and the Fully Discretionary Portfolio is an "eligible partner" within the meaning of Code Section 731(c)(3)(C)(iii).

          (F) The Master Funds, at the time of the Partnership Distribution, will not possess any "unrealized receivables" or "inventory items" within the meaning of Code Sections 751(c) and 751(d), respectively.

          (G) Any assets other than cash contributed to the Master Funds by the Government Income Portfolios and the Fully Discretionary Portfolio have been disposed of by the Master Funds prior to the date of the Partnership Distribution.

          (H) No Government Income Portfolio of the Trust will receive solely cash in the Partnership Distribution.
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          Our opinions set forth in this letter are based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Government Income Portfolios distribute their remaining assets as soon as practicable, we are of the opinion that:

          10. No gain or loss will be recognized by any Government Income Portfolio or the Fully Discretionary Portfolio upon the receipt by the Government Income Portfolio and the Fully Discretionary Portfolio of substantially all of the assets of the corresponding Master Fund;

          11. The transfer of substantially all of the assets and liabilities of each Government Income Portfolio to the Fully Discretionary Portfolio in exchange for Fully Discretionary Portfolio shares, and the distribution of those shares to the Government Income Portfolio shareholders in liquidation of the Government Income Portfolio, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

          12. No gain or loss will be recognized by the Fully Discretionary Portfolio upon the receipt of the assets of a Government Income Portfolio solely in exchange for Fully Discretionary Portfolio shares;

          13. No gain or loss will be recognized by any Government Income Portfolio upon the transfer of its assets to the Fully Discretionary Portfolio in exchange for Fully Discretionary Portfolio shares or upon the distribution of Fully Discretionary Portfolio shares to Government Income Portfolio shareholders in exchange for their Government Income Portfolio shares;

          14. No gain or loss will be recognized by any Government Income Portfolio shareholders upon exchange of their Government Income Portfolio shares for Fully Discretionary Portfolio shares;

          15. The tax basis of the assets of each Government Income Portfolio acquired by the Fully Discretionary Portfolio will be the same as the tax basis of such assets to the Government Income Portfolio immediately prior to the Reorganization;

          16. The tax basis of Fully Discretionary Portfolio shares received by each shareholder of each Government Income Portfolio pursuant to the Reorganization will be the same as the tax basis of the Government Income
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               Portfolio shares held by such shareholder immediately prior to the Reorganization;

          17. The holding period of the assets of each Government Income Portfolio acquired by the Fully Discretionary Portfolio will include the period during which those assets were held by the Government Income Portfolio and the corresponding Master Fund; and

          18. The holding period of the Fully Discretionary Portfolio shares to be received by each Government Income Portfolio shareholder will include the period during which the Government Income Portfolio shares exchanged therefor were held by such shareholder.

          The opinions set forth above represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transactions described in the Proxy Statement, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would require modifications or revocations of our opinions expressed herein. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. Further, all the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional
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responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

          We express no opinion as to any Federal income tax issue or other matter except those set forth above.

                                             Very truly yours,




                                   PAUL, HASTINGS, JANOFSKY & WALKER LLP